Once Upon a Farm Announces Appointment of Scott Morris to Board of Directors

The refrigerated food pioneer brings three decades of experience building a category-defining fresh food brand

Berkeley, CA – (October 19, 2026) - Once Upon a Farm, PBC (NYSE: OFRM), a leading high-growth company driving systemic improvement in childhood nutrition, today announced the appointment of Scott Morris, Co-Founder of Freshpet, to its Board of Directors effective immediately. Morris brings over three decades of expertise and leadership in building and scaling a fresh, refrigerated food brand. At Freshpet (NASDAQ: FRPT), he drove the company’s growth into a category leader with more than $ 1 billion in annual sales.

“Scott brings a wealth of experience and expertise to Once Upon a Farm,” said Once Upon a Farm Chief Executive Officer, Co-Founder, and Chair, John Foraker. “His contrarian vision, commitment to nurturing brands while preserving their purpose, and focus on the future are invaluable traits as the business scales and we continue on our mission to drive systemic improvements in childhood nutrition for a healthier, happier and more equitable world.”

With more than 30 years in consumer packaged goods, Morris has built brands, businesses and entire categories. Morris co-founded Freshpet in 2006, disrupting the $56 billion pet food industry, and held several senior roles including President, Chief Operating Officer and Chief Marketing Officer. He was instrumental in building the in-store refrigerated network that brought fresh pet food to mainstream retail. Before Freshpet, he served as Vice President of Marketing at The Meow Mix Company and spent more than a decade in sales and marketing leadership at Ralston Purina. Morris is dedicated to supporting mission-driven brands with a focus on companies working to improve food and make a positive impact on the world, a commitment that closely aligns with Once Upon a Farm.

“I’ve had the good fortune to know John for many years, and I love what he and the team have built at Once Upon a Farm from the products, the people, what the company stands for, and the fresh thinking behind it,” said Morris. “I’m excited to join the Board, share what I’ve learned, and support John and the team as they continue building Once Upon a Farm to realize its full potential.”

About Once Upon a Farm
Once Upon a Farm, PBC (NYSE: OFRM) is redefining the organic kids' food category and shaping the future of food. Guided by its mission to drive systemic improvement in childhood nutrition for a happier, healthier, more equitable world, the Company offers a portfolio of crave-worthy snacks and meals designed for children from babies through big kids. Once Upon a Farm products are organic, non-GMO, contain no added sugar ‡ * and are free from artificial flavors and colors – just simple, real, nutritious food kids ask for and parents trust. For more information visit www.onceuponafarmorganics.com, follow @onceuponafarm on Instagram, Facebook and TikTok.

*Except Refrigerated Protein Bars, which are sweetened with honey.

‡ Not a low calorie food

**Product not designed for medical rehydration or sustained energy